Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045

Telephone 847.735.4700 Facsimile 847.735.4750

www.brunswick.com

Release:	IMMEDIATE RELEASE
Contact:	Bruce Byots
Vice President – Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director – Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Replaces Existing Accounts Receivable Sale Program

Under Joint Venture Agreement

LAKE FOREST, Ill., June 4, 2009 - Brunswick Corporation (NYSE: BC) announced today that it and GE Commercial Distribution Finance Corporation (GECDF) have entered into an asset-based loan (ABL) facility, secured by the domestic accounts receivable of Mercury Marine, a division of Brunswick. The ABL facility replaces Brunswick’s existing accounts receivable sale program, pursuant to which Brunswick had sold the domestic Mercury Marine receivables to Brunswick Acceptance Company, LLC (BAC), a joint venture between Brunswick Financial Services Corporation, a Brunswick subsidiary, and CDF Ventures, LLC, a subsidiary of GE Capital Corporation.

The ABL facility totals $100 million, and includes provisions to increase the size to $120 million to accommodate seasonal fluctuations in receivable balances. On May 29, 2009, the amount outstanding on the ABL facility was $81 million.

Borrowings under the ABL facility will be reported as short-term debt on Brunswick’s consolidated balance sheets, with borrowing costs reflected in interest expense. The previous program was structured as a sale of receivables, and consequently, no debt was reflected on the Company’s balance sheet. The cost of the previous program was reflected in “other income and expense” as a discount on the sale of receivables. The overall cost of the ABL facility is modestly higher than the previous receivable sale program, and reflects the current lending environment.

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Brunswick Corporation

June 4, 2009

The ABL facility is committed through the term of the joint venture agreement, and is incremental to the $1.0 billion secured borrowing facility provided by GECDF to BAC. In addition, the change will not otherwise impact the joint venture’s inventory floor-plan finance program.

Additional information concerning the ABL facility, including the entire agreement, can be found under the related Form 8-K filing.

About Brunswick

Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Arvor, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Kayot, Lowe, Lund, Maxum, Meridian, Ornvik, Princecraft, Quicksilver, Rayglass, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products and Brunswick billiards tables. For more information, visit www.brunswick.com.

About GE Capital, Commercial Distribution Finance

GE Capital’s Commercial Distribution Finance business is a leading financing provider to manufacturers and their distributors. Programs include inventory and accounts receivable financing, asset-based lending, private label financing, collateral management, e-commerce services and related financial products. Additional information about CDF can be found online at www.ge.com/cdf.

GE Capital offers consumers and businesses around the globe an array of financial products and services. GE (NYSE: GE) is Imagination at Work—a diversified technology, media and financial services company focused on solving some of the world’s toughest problems. For more information, visit the company’s Web site at www.ge.com.

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